Exhibit 10.1

SLM Corporation 2009-2012 Incentive Plan

Performance Stock Unit Term Sheet

2012

Pursuant to the terms and conditions of the SLM Corporation 2009-2012 Incentive Plan (the “Plan”), the Compensation and Personnel Committee of the SLM Corporation Board of Directors hereby grants to                      (the “Grantee”) on                      (the “Grant Date”) an award (the “Award”) of                      shares of Performance Stock Units as applicable (“PSUs”), which represent the right to acquire shares of common stock of SLM Corporation (the “Corporation”) subject to the following terms and conditions (the “Agreement”):

1.	Vesting Schedule. Unless vested earlier as set forth below, the Award will vest, and will be converted into shares of common stock, based on the following vesting terms:

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A specified number of the total PSUs granted to each executive shall vest in amounts based on the amount of “Cumulative Core Net Income” (as that term is defined below) achieved by the Company for years 2012, 2013 and 2014 in the aggregate, as shown on the attached chart, and on the date specified in this agreement below. Each vested PSU will be settled in shares of Company common stock.

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“Cumulative Core Net Income” shall be defined as the Company’s aggregate “core earnings” net income for the fiscal years 2012, 2013 and 2014, using yearly “core earnings” net income as shown in the segment reporting footnote in the Company’s audited financial statements as published in the Company’s annual report on Form 10-K.

•	PSUs shall vest on the second business day after the Company’s annual report on Form 10-K for the fiscal year 2014 is filed, and in no event later than March 15, 2015.

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The Committee has discretion to decrease the shares issuable pursuant to any PSU award, but may not increase the shares issuable in a manner inconsistent with the requirements for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code.

•	Cumulative Core Net Income Chart:

Cumulative Core Net Income (C.C.N.I.) 2012-2014 (in Billions)	Percentage of Target	Percentage of Award	Percentage Increase in Award Per Percentage Increase in C.C.N.I.
$2.6 or less	79%	No Award
$2.9 or less, but more than $2.6	88%	50%
$3.0	91%	80%	3.33%
$3.1	94%	90%	3.33%
$3.2	97%	95%	1.66%
$3.3 (Target)	100%	100%	1.66%
$3.4	103%	110%	3.33%
$3.5	106%	120%	3.33%
$3.6 or more	109%	130% (Maximum Award)

If compensation paid to the Grantee might be subject to the tax deduction limitations of section 162(m) of the Internal Revenue Code (“Section 162(m)”), the vesting of the Award is contingent upon certification by the Compensation and Personnel Committee that the applicable Section 162(m) performance targets have been met on or prior to the applicable vesting event; provided, however, that in no event will the conversion of the Award into shares of common stock occur after the end of the calendar year following the calendar year in which ends the performance period described in this Section 1.

2.	Employment Termination; Death; Disability. Except as provided below, if the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason or his or her employment is terminated by the Corporation for Misconduct, as determined by the Corporation in its sole discretion, he/she shall forfeit any portion of the Award that has not vested as of the date of such termination of employment.

SLM Corporation 2009-2012 Incentive Plan

Performance Stock Unit Term Sheet

2012

If not previously vested, the Award will continue to vest, and will be converted into shares of common stock, subject to the original performance goals and performance period set forth above on the original vesting terms and vesting dates set forth above in the event that (i) the Grantee’s employment is terminated by the Corporation for any reason other than for Misconduct, as determined by the Corporation in its sole discretion, or (ii) the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) and meets the Corporation’s retirement eligibility requirements under the Corporation’s then current retirement eligibility policy, which shall be determined by the Corporation in its sole discretion.

If not previously vested, the Award will vest, and will be converted into shares of common stock, at the target levels set forth above, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).

The Award shall be forfeited upon termination of employment due to Misconduct, as determined by the Corporation in its sole discretion.

Notwithstanding anything stated herein, the Plan or in the SLM Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the SLM Corporation Change in Control Severance Plan for Senior Officers.

3.	Change of Control. Notwithstanding anything to the contrary in this Agreement:

(a)	In the event of a Change of Control Transaction or a Change of Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change of Control or Change of Control Transaction, then any portion of the Award that is not vested shall vest at the 100% target level set forth in the vesting schedule herein; provided, however, the conversion of the accelerated portion of the PSUs into shares of common stock (i.e., the settlement of the Award) will nevertheless be made at the same time or times as if such PSUs had vested in accordance with the vesting schedule set forth in Section 1 or, if earlier, upon the termination of Grantee’s employment for reasons other than Misconduct.

(b)	If Grantee’s employment shall terminate within twenty-four months following a Change of Control or a Change of Control Transaction for any reason other than (i) by the Company for Misconduct, as determined by the Corporation in its sole discretion or (ii) by Grantee’s voluntary termination of employment that is not a Termination of Employment for Good Reason, as defined in the Change of Control Severance Plan for Senior Officers (if applicable to Grantee), any portion of the Award not previously vested shall immediately become vested, and shall be converted into shares of common stock, upon such employment termination.

4.	Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of common stock (by approving this Agreement, the Compensation and Personnel Committee of the Corporation’s Board of Directors hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of Corporation common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of common stock (provided that any fractional share amount shall be paid in cash).

5.

Section 409A. For purposes of Code Section 409A, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all PSUs provided under this

SLM Corporation 2009-2012 Incentive Plan

Performance Stock Unit Term Sheet

2012

Agreement and shares issuable hereunder comply with the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the PSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated PSUs will not be payable by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the PSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the payment of such PSUs would result in the imposition of additional tax under Section 409A if paid to the Grantee on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the payment of any such PSUs otherwise payable to the Grantee during such six (6) month period will accrue and will not be made until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), the Grantee will receive all payments and benefits that would have been paid during such period in a single lump sum.

6.	Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation, or an appropriate committee thereof, determines that, any material misstatement of financial results or a performance metric criteria has occurred as a result of the Grantee’s conduct or the Grantee has committed a material violation of corporate policy or has committed fraud or misconduct, and the Grantee at the time of such violation, fraud or misconduct (or at any time thereafter) was an officer of the Corporation at the Senior Vice President level or above, then the Board or committee shall consider all factors, with particular scrutiny when one of the top 20 members of management are involved, and the Board or such Committee, may in its sole discretion require reimbursement of any compensation resulting from the vesting, exercise or settlement of Options and/or Restricted Stock/PSUs and the cancellation of any outstanding Options and/or Restricted Stock/PSUs from the Grantee (whether or not such individual is currently employed by the Corporation) during the three-year period following the date the Board first learns of the violation, fraud or misconduct.

7.	Capitalized terms not otherwise defined herein are defined in the Plan.